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Thomas and Betts Corporation

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Thomas & Betts Corporation
 Statement Regarding RiskMetrics Group’s Recommendation
for the 2009 Annual Meeting of Shareholders

April 24, 2009

To our shareholders:

As you may be aware, ISS Governance Services of RiskMetrics Group (“RMG”) has recommended “withholding” votes for the election of directors currently serving on the Compensation Committee of Thomas & Betts Corporation’s Board of Directors.  We believe that RMG’s report misinterprets key elements of the Company’s executive compensation policies and respectfully request that you vote “for” the full slate of proposed Directors at the Company’s Annual Meeting of Shareholders on May 6, 2009.

Based on discussions with RMG, their recommendation rests on two key issues relating to the Company’s compensation practices.

First, RMG faults Thomas & Betts for not utilizing “performance-based” equity awards.  We disagree with this finding.  The majority (70%) of our executive equity compensation is stock option grants which only provide value to the recipient when the stock appreciates in value (which typically demonstrates when a company outperforms its peers).  We believe that favoring stock options over full-value restricted stock awards inherently acts as an incentive to improve performance.  The Compensation Committee regularly reviews (with the guidance of its advisors) all aspects of executive compensation to ensure that it adequately incorporates pay-for-performance.  The Committee will continue to assess and consider alternatives such as specific performance hurdles for equity awards in determining executive compensation programs.

Second, RMG takes issue with the use of tax reimbursements as part of executive compensation.  The fact is that Thomas & Betts has very limited use of this compensation tool: in 2008, only the CEO (Dominic Pileggi) received a tax reimbursement and it was valued at only $15,818.  The Compensation Committee considers such reimbursement to be an alternative form of cash compensation.  Of note, RMG considers Mr. Pileggi’s cash compensation to be substantially lower than his peers.

We hope that this brief review helps puts these issues in perspective and that you will vote FOR the election of all nominees for the Thomas & Betts Board of Directors. Please feel free to contact our proxy solicitor Georgeson (1-866-257-5508), or our investor relations department (901-252-8266) with any questions or comments.